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                                                                    EXHIBIT 99.1

                                                                   Press Release

                                                         United Auto Group, Inc.
                                                         13400 Outer Drive West
                                                         Suite B36
                                                         Detroit, MI  48239
[UNITED AUTO LOGO]



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Contact:   Jim Davidson                         Phil Hartz                           Tony Pordon
           Executive Vice President -           Senior Vice President -              Vice President -
           Finance                              Corporate Communications             Investor Relations

           201-325-3303                         313-592-5365                         313-592-5266

           jdavidson@unitedauto.com             phartz@unitedauto.com                tony.pordon@unitedauto.com
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FOR IMMEDIATE RELEASE

  UNITEDAUTO GROUP ANALYST PRESENTATION TO BE BROADCAST LIVE OVER THE INTERNET

DETROIT, MI, November 7, 2001 - UnitedAuto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, announced today that Chairman Roger Penske will be participating in a panel discussion to investment analysts at the Merrill Lynch Automotive Idea Summit to be held in New Orleans, Louisiana. The panel discussion titled, "Distribution: Rediscovering The Dealer," is scheduled to occur from 5:20 p.m. until 7:10 p.m. Eastern Standard Time on November 8, 2001.

Merrill Lynch will simultaneously broadcast the audio portion of this presentation over the Internet. The simultaneous webcast may be accessed through the UnitedAuto Group website at www.unitedauto.com. UnitedAuto's website will contain a link to the webcast. We recommend you access the webcast 15-20 minutes prior to the scheduled start time. To listen to the webcast, participants will need a computer with speakers and Real Player or Windows Media Player software, which will be available to download from the Merrill Lynch website. The panel discussion may also be accessed via the Merrill Lynch web link at: http://events.mlresearchmedia.com/ml/Automotive2001.

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 125 franchises in 19 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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